Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in Registration Statements (No.s 333-178063, 333-177021, 333-190535 and 333-190689) on Form S-3 and Registration Statements (No.s 333-167795, 333-146486, 333-175310 and 333-182195) on Form S-8 of The Meet Group, Inc. of our report dated March 22, 2017, relating to the financial statements of Ifwe, Inc. as of December 31, 2016 and 2015 and for the years then ended, included in The Meet Group, Inc.’s Current Report on Form 8-K/A dated June 12, 2017.

/s/ BDO USA, LLP

BDO USA, LLP

San Francisco, California

June 12, 2017